Exhibit 10.3

ASSIGNMENT AND ASSUMPTION AGREEMENT

This ASSIGNMENT AND ASSUMPTION AGREEMENT (the “Assignment”) is made effective this January 16, 2004, by and between Centiv, Inc., a Delaware corporation (the “Assignee”) and Beijing Multimedia Limited, Inc., a corporation organized under the laws of the British Virgin Islands (“Assignor”).

WHEREAS, pursuant to that certain Stock Purchase Agreement dated December 27, 2003, a copy of which is attached hereto as Exhibit “A” (the “Purchase Agreement”), Assignor owns or has the obligation to assume and satisfy certain executor contracts and agreements to issue derivative securities more fully described in Exhibit “B” and “C” attached hereto (the “Pioneer Agreement” and “Pioneer Options”, respectively).

NOW, THEREFORE, in consideration for Ten Dollars (US$10) and other good and valuable consideration, when executed below by an authorized officer of Assignee and Assignor, this Assignment will set out the understanding and agreement regarding the assignment collectively, the assumption of the Pioneer Agreements and the Pioneer Options are referred to herein as assumption of the Assumed Obligations by Assignee as follows:

1.             Acceptance of Assignment

As an inducement for Eagle Treasure Limited, sole shareholder of Assignor, to enter into the Purchase Agreement, Assignor hereby assigns all of its right, title, and obligations under the Assumed Obligations, and Assignee hereby accepts such assignment, effective the date hereof.

2.             Assumption of Duties and Obligations

Assignee hereby assumes the performance of all duties and obligations required of Assignor under or pursuant to the Assumed Obligations, including but not limited to issuing Assignee’s capital stock pursuant to the Pioneer Agreements and Pioneer Options.

3.             Hold Assignor Harmless

Assignee will hold Assignor harmless from any liability or loss resulting from non-performance by Assignee in satisfying the Assumed Obligations in accordance with their respective terms, without adverse impact to Assignor, its credit report, or reputation among the financial community and its various business segments.

4.             Miscellaneous

A.            Authority.   The officers of Assignee and Assignor executing this Assignment are duly authorized to do so and each party has taken all action required by law or otherwise to properly and legally execute this Agreement.

B.            Notices.   Any notice under this Assignment shall be deemed to have been sufficiently given if sent by registered or certified mail, postage prepaid, addressed as follows:

To Assignor:	Beijing Multimedia Limited
c/o East Asia Corporate Services (BVI) Limited
East Asia Chambers, P.O. Box 901
Road Town, Tortola, British Virgin Islands
Telephone:
Facsimile:

To Assignee:	Centiv, Inc.
988 Forest Edge Drive
Vernon Hill, ILL 60061
Telephone: (847) 876-8300
Facsimile: (847) 995-1296

or to any other address which may hereafter be designated by either party by notice given in such manner. All notices shall be deemed to have been given as of the date of receipt.

C.            Entire Agreement.   This Assignment sets forth the entire understanding between the parties hereto and no other prior written or oral statement or agreement shall be recognized or enforced.

D.            Severability.   If a court of competent jurisdiction determines that any clause or provision of this Assignment is invalid, illegal or unenforceable, the other clauses and provisions of the Assignment shall remain in full force and effect and the clauses and provision which are determined to be void, illegal or unenforceable shall be limited so that they shall remain in effect to the extent permissible by law.

E.             Assignment.   None of the parties hereto may assign this Assignment or otherwise assign, delegate or transfer the rights and obligations of Assignor under the Agreement without the express written consent of the other parties and any approved assignment shall be binding on and inure to the benefit of such successor or, in the event of death or incapacity, on Assignee’s heirs, executors, administrators and successors.

F.             Applicable Law.   This Assignment has been negotiated and is being contracted for in the United States, State of Delaware, and it shall be governed by the laws of Delaware, notwithstanding any conflict-of-law provision to the contrary.

G.            Attorney’s Fees.   If any legal action or other preceding (non-exclusively including arbitration) is brought for the enforcement of or to declare any right or obligation under this Assignment or as a result of a breach, default or misrepresentation in connection with any of the provisions of this Assignment, or otherwise because of a dispute among the parties hereto, the prevailing party will be entitled to recover actual attorney’s fees (including for appeals and collection) and other expenses incurred in such action or proceeding, in addition to any other relief to which such party may be entitled.

H.            No Third Party Beneficiary.   Nothing in this Assignment, expressed or implied, is intended to confer upon any person, other than the parties hereto and their successors, any rights or remedies under or by reason of this Assignment, unless this Agreement specifically states such intent.

I.              Further Assurances.   At any time and from time to time after the effective date of this Assignment, each part hereto will execute such additional instruments and take such action as may be reasonably requested by the other party to confirm or perfect title to the securities and other assets to be [ILLEGIBLE] by Assignee under the Agreement or other wise to be transferred pursuant to the Agreement or this Assignment, or otherwise to carry out the intent and purposes of this Assignment.

J.             Amendment or Waiver. Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law, or in equity, and may be enforced concurrently herewith, and no waiver by any party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default then, theretofore, or thereafter accurring or existing. At any time prior to the effective date of this Assignment, this Assignment may be amended by a writing signed by all parties hereto.

K.            Headings.   The section and subsection headings in this Assignment are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Assignment.

L.             Counterparts; Facsimile.   It is understood and agreed that this Assignment may be executed in any number of identical counterparts, each of which may be deemed on original for all purposes. Further any such executed original or counterpart may be delivered by facsimile or similar instantaneous electronic transmission device pursuant to which the signature of or on behalf of such party can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes.  At the request of any party hereto, all parties agree to execute an original of this instrument as well as any facsimile, telecopy or other reproduction hereof

IN WITNESS WHEREOF, the parties thereto have [ILLEGIBLE] this Assignment to be executed the day and year first above written.

“Assignor:
Beijing Multimedia Limited

By:	/s/ Mak Wai Keung, Shawn
Name: Mak Wai Keung, Shawn
Title: Director

“Assignee”
Centiv. Inc.

By:	/s/ Ma Patrick
Name : Ma Patrick
Title: Director